EXHIBIT 99


      FOR IMMEDIATE RELEASE


FOR:  CCAIR, Inc.                         CONTACT:    Eric Montgomery
      P. O. Box 19928                                 704/359-5304
      Charlotte, NC  28219-0929           DATE:       August 28, 1998


                  CCAIR CONFIRMS MESA ANNOUNCEMENT TO MERGE

      CHARLOTTE, NC - August 28 - CCAIR, Inc., an independent airline operating as US Airways Express in the southeast United States (NASDAQ symbol "CCAR") has today confirmed that it has signed a letter of intent with Mesa Air Group, Inc. for a proposed merger involving the acquisition of CCAIR, at a substantial premium to its current market price. The proposed transaction is subject to certain conditions, including the completion of mutual due diligence, the completion of an agreement of merger, receipt of regulatory approval and approval by shareholders.

      CCAIR President and Chief Executive Officer Ken Gann stated, "We believe the proposal by Mesa is a recognition of the successful efforts of the Company's employees, affiliates, lessors, and others who have worked hard to make possible the recent recovery in the Company's profitability. Any definitive agreement with Mesa will be subject to the consents of various parties including lenders, lessors, and regulatory agencies."

      CCAIR, Inc. operates 231 daily flights linking 27 communities in seven states throughout the southeastern United States. CCAIR is one of the nine US Airways Express carriers. Through a marketing affiliation with US Airways, US Airways Express passengers receive through fares, reservations and ticketing services, advance seat assignments and check baggage through to their final destination. Passengers receive 500 miles credit for each Express flight in US Airways' popular Dividend Miles program. US Airways' frequent-fliers can now redeem that mileage for free flights on American Airlines.

      Certain information contained in this press release includes forward looking statements with the meaning of the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties, including but not limited to the effect of economic competitive and market conditions in the airline industry and in CCAIR's markets. Readers are cautioned not to place undue reliance on these forward looking statements which are made as of the date hereof and are referred to the discussion of risks and uncertainties set forth in CCAIR's reports filed with the Securities and Exchange Commission. CCAIR undertakes no obligation to release any revisions to the forward looking statements to reflect events or circumstances after the date hereof or to reflect unanticipated events or developments.